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Exhibit 99.1

For further information:
 FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406
Contact:
Renee Hollinger, VP, Communications
610.292.6600 ext. 2250
Alan Marcus, VP, Public Relations
212-644-9410 ext. 4110

FAO, Inc. Receives Notice of Delisting

        King of Prussia, PA, January 21, 2003—FAO, Inc. (Nasdaq: FAOOQ), a leader in children's specialty retailing, announced today that it had received a Nasdaq Staff Determination on January 14, 2003, indicating that, as a result of its recent bankruptcy filing, the Company fails to comply with the requirements for continued listing set forth in Marketplace Rules 4300 and 4450(f), and that its securities are, therefore, subject to delisting from the Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

About FAO, Inc.

FAO, Inc. (formerly The Right Start, Inc.) owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

FAO, Inc. assumed its current form in January 2002. The Right Start brand originated in 1985 through the creation of the Right Start Catalog. In September 2001, the Company purchased assets of Zany Brainy, Inc., which began business in 1991. In January 2002 the Company purchased the FAO Schwarz brand, which originated 141 years ago in 1862.

For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to, the following: the Company's ability to manage its current liquidity problems, the actions of the Company's creditors, the interest of third party investors in the Company's business and other risks included in FAO, Inc.'s filings with the Securities and Exchange Commission, including the risk factors set forth in its Registration Statement on Form S-3 No. 333-84438. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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  Exhibit 99.1